Exhibit 3.6

STATE OF NEVADA
BARBARA K. CEGAVSKE		Commercial Recordings & Notary Division
Secretary of State		202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

KIMBERLEY PERONDI		North Las Vegas City Hall
Deputy Secretary for	OFFICE OF THE	2250 Las Vegas Blvd North, Suite 400
Commercial Recordings	SECRETARY OF STATE	North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Kathleen Keller	Work Order #: W2020071404927
1600 NE Loop 410 Suite 126	July 14, 2020
San Antonio, TX 78209, USA	Receipt Version: 1

Special Handling Instructions:			Submitter ID: 71057

Charges

Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Certificate of Designation	20200783636	7/14/2020 2:06:59 PM	InternalReview	1	$175.00	$175.00
Total						$175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	5947608056856503603258	Success	$175.00
Total			$175.00
		Credit Balance:	$0.00

Kathleen Keller

1600 NE Loop 410 Suite 126

San Antonio, TX 78209, USA

STATE OF NEVADA
BARBARA K. CEGAVSKE		Commercial Recordings Division
Secretary of State		202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

KIMBERLEY PERONDI		North Las Vegas City Hall
Deputy Secretary for	OFFICE OF THE	2250 Las Vegas Blvd North, Suite 400
Commercial Recordings	SECRETARY OF STATE	North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

07/14/2020

Work Order Item Number:	W2020071404927 - 697094
Filing Number:	20200783636
Filing Type:	Certificate of Designation
Filing Date/Time:	07/14/2020 14:06:59 PM
Filing Page(s):	12

Indexed Entity Information:

Entity ID: C27974-2003	Entity Name: DIGERATI TECHNOLOGIES, INC.

Entity Status: Active	Expiration Date: None

Commercial Registered Agent

CORPORATION SERVICE COMPANY

112 NORTH CURRY STREET, Carson City, NV 89703, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

BARBARA K. CEGAVSKE
Secretary of State

Commercial Recording Division

202 N. Carson Street

‘

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C27974-2003
Barbara K. Cegavske	Filing Number 20200783636
Secretary of State State Of Nevada	Filed On 07/14/2020 14:06:59 PM
	Number of Pages 12

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: DIGERATI TECHNOLOGIES, INC. Entity or Nevada Business Identification Number (NVID): NV20031513336
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 07/14/2020 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series C Convertible Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Antonio Estrada Signature of Officer Date: 07/14/2020

This form must be accompanied by appropriate fees.

page1 of 1
Revised: 1/1/2019

Filed in the Office of	Business Number
C27974-2003
Filing Number
20200834426
Secretary of State	Filed On 07/14/2020 14:06:59 PM
State Of Nevada	Number of Pages 11

DIGERATI TECHNOLOGIES, INC

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE

NEVADA REVISED STATUTES

Digerati Technologies, Inc.., a corporation organized and existing under the Nevada Revised Statutes (the “Corporation”), certifies that pursuant to the authority contained in Articles of Incorporation, as amended (the “Certificate of Incorporation”) and in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) by Unanimous Written Consent dated July 13, 2020 duly approved and adopted the following resolution which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by its Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), consisting of one million (1,000,000) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

TERMS OF SERIES C PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock ” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Nevada Courts” shall have the meaning set forth in Section 10(d).

“Original Issue Date ” means the date of the first issuance of any shares of the Series C Preferred Stock regardless of the number of transfers of any particular shares of Series C Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series C Preferred Stock.

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Senior Securities” shall mean shares of the Corporation’s Series A Preferred Stock”

“Series C Preferred Stock” shall have the meaning set forth in Section 2.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, OTC Pink (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent of the Corporation, with a mailing address of 6201 15th Avenue, Brooklyn, NY 11219 and any successor transfer agent of the Corporation.

Section 2 . Designation, Amount and Par Value; Eligible Recipients. The series of preferred stock shall be designated as its Series C Convertible Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be up to one million (1,000,000) (which shall not be subject to increase without the written consent of the holders of a majority of the outstanding Series C Preferred Stock (each, a “Holder” and collectively, the “Holders”). Series C Preferred Stock shall only be issuable to the Company’s officers and directors as of July 1, 2020 who may from time to time purchase shares of Series C Preferred Stock at the Stated Value by converting all or part of the compensation owed to them by the Corporation. Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value equal to Ten Dollars ($10.00) (the “Stated Value”).

Section 3. Dividends. No dividends are payable on the shares of Series C Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided by the Nevada Revised Statutes, other applicable law or as provided in this Certificate of Designation, the Series C Preferred Stock shall have no voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series C Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 5. Liquidation.

a)    Preference. In the event of any liquidation, dissolution, or winding up of the Corporation whether voluntary or involuntary, or in the event of its insolvency (a “Liquidation”), the holders of Series C Preferred Stock shall be entitled to have set apart for them, or to be paid, out of the assets of the Corporation available for distribution to stockholders (whether such assets are capital, surplus or earnings) after provision for payment of all debts and liabilities of the Corporation in accordance with the Nevada Revised Statutes, before any distribution or payment is made with respect to any shares of Junior Securities and subject to the liquidation rights and preferences of any class or series of Senior Securities or Parity Securities, an amount equal to the Stated Value per share of Series C Preferred Stock. For purposes of the foregoing, no securities of the Corporation, other than shares of the Corporation’s Series A Preferred Stock, shall have priority over the Series C Preferred Stock in the event of liquidation,, no securities of the Corporation other than the Corporation’s Series B Preferred Stock shall be pari passu with the Series C Preferred Stock in the event of liquidation (such Series C Preferred Stock and Series B Preferred Stock being “Parity Securities’ in the event of liquidation), and all other securities of the Corporation being junior to the Series B Preferred Stock and Series C Preferred Stock in terms of preference in the event of Liquidation (“Junior Securities”).

b)  Insufficient Assets. If, upon any Liquidation , the assets legally available for distribution among the holders of the Series C Preferred Stock and any Parity Securities of the Corporation shall be insufficient to permit payment to such holders of the full preferential amounts as provided for in Section 5(a) above, then such holders shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the securities held by them upon such liquidating distribution if all amounts payable on or with respect to such securities were paid in full, based upon the aggregate liquidation value payable upon all shares of Series C Preferred Stock and any Parity Securities then outstanding.

c)  Distribution to Junior Securities. After such payment shall have been made in full to the holders of the Series C Preferred Stock and holders of Parity Securities, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series C Preferred Stock and Parity Securities so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Junior Securities in accordance with the terms of such securities.

d) Distributions Other than Cash . Whenever the distribution provided for in this Section 5 shall be payable in property other than cash, the value of such distribution shall be the fair market value thereof, as reasonably determined by the Corporation. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series C Preferred Stock.

Section 6. Conversion

a)  Automatic Conversion. Upon (i) an up-listing of the Corporation’s Common Stock to Nasdaq or a US national securities exchange, (ii) a financing or offering involving the sale of $5,000,000 or more of the Corporation’s Common Stock or Common Stock Equivalents (a “Material Financing”), (iii) the Corporation ceases to be a public corporation as the result of a going private transaction, (iv) the Corporation, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (including a transaction involving the Corporation’s spin-off of its Nevada subsidiary, T3 Communications, Inc.), (v) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (vi) the Corporation, directly or indirectly, in one or more related transactions, effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (vii) the Corporation, directly or indirectly, in one or more related transactions, consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, other than an officer or director of the Company, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), all issued shares of Series C Preferred Stock shall be automatically converted, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, into the number of fully paid and nonassessable shares of Common Stock in an amount equal, following conversion, to 22% of the Corporation’s issued and outstanding shares of Common Stock. Each of (i)-(vii) above shall be hereafter referred to as a “Conversion Event” and the date of a Conversion Event shall be hereafter referred to as a “Conversion Date”. Upon any such mandatory conversion and the issuance of Conversion Shares further thereto, the shares of Series C Preferred Stock shall be deemed cancelled and of no further force or effect. A mandatory conversion is the only means by which Series C Preferred Stock is convertible as the shares of Series C Preferred Stock are not convertible at the option of the Holder. For purposes of the foregoing Conversion Events, conversion will be deemed to have taken place immediately prior to the Conversion Event. By way of example, if the Corporation engages in a Material Financing, the Series C Preferred Stock will be treated as having been converted immediately prior to the issuance of the securities in the Material Underwriting.

b)	Mechanics of Conversion

i.	Delivery of Conversion Shares Upon Conversion. Promptly after each Conversion Date, but in any case within the earlier of (i) two (2) Trading Days and (ii) the Standard Settlement Period thereof (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series C Preferred Stock. Conversion Shares issuable hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Corporation is then a participant in such system and the Conversion Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Corporation’s share register in the name of the Holder or its designee, for the number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the address provided to the Corporation by the Holder. It is incumbent on the Holder to ensure that the Corporation has a current and valid address for the Holder. The Corporation shall deliver (or cause to be delivered) to the converting Holder a certificate or certificates for the number of shares of Common Stock issuable upon conversion. The Corporation agrees to maintain a transfer agent that is a participant in the FAST program so long as any shares of Series C Preferred Stock remain outstanding. As used herein, “ Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.	Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. The Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion the Series C Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series C Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares upon a Conversion Event.

iii.	Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series C Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series C Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv.	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series C Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round to the next whole share, with 0.5 shares being rounded up to one whole share. Subject to the foregoing, fractional shares of Series C Preferred Stock may be issued and / or converted hereunder.

v.	Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of Series C Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any conversion and all fees to the Depository Trust Company (or another established clearing corporation preforming similar functions) required for same- day electronic delivery of the Conversion Shares.

Section 7. Certain Adjustments.

a)  Subsequent Rights Offerings. If at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series C Preferred Stock immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

b)  Pro Rata Distributions. During such time as this Series C Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Series C Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Series C Preferred Stock immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

Section 8. Redemption At any time on or after the second anniversary of the date of issuance of shares of Series C Preferred Stock to the Holder, the Corporation, in its sole discretion ,may elect, by delivering written notice to the Holder no less than 10 days or more than 20 prior to the redemption date set forth in such notice (the “Redemption Date”), to redeem all or any portion of the Series C Preferred Stock held by such Holder at a price per share (the “Redemption Price”) equal to 120% of the Stated Value per share being redeemed . The Corporation shall, unless otherwise prevented by law, redeem from such holder on the Redemption Date the number of shares of Series C Preferred Stock identified in such notice of redemption

Section 9. Amendment and Waiver . Notwithstanding anything to the contrary contained herein, the amendment or waiver of any provisions of this Certificate of Designations can be approved by Persons holding the majority of the Series C Preferred Stock then outstanding.

Section 10. Miscellaneous.

a)   Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service, addressed to the Corporation at 825 W. Bitters, Suite 104, San Antonio TX 78216 Attention: Art Smith, CEO, email address: a.smith@t3com.net or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, by e-mail or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided pursuant to this Certificate of Designation constitutes, or contains, material, non-public information regarding the Corporation or any Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

b)  Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)  Lost or Mutilated Series C Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, or cause to be executed and delivered, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation with the actual third-party costs of the replacement of such certificate to be borne by the Holder (but without any requirement to post an indemnity bond).

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of Las Vegas (the “Nevada Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Nevada Courts, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)  Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)   Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)   Status of Converted or Redeemed Series C Preferred Stock. If any shares of Series C Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Convertible Preferred Stock.

*********************

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed this 14th day of July 2020.

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
Name:	Arthur L. Smith
Tittle:	CEO

150103

Filed in the Office of	Business Number C[illegible]74-200[illegible]
Barbara K. Cegavske	Filing Number 20200783636
Secretary of State State Of Nevada	Filed On 07/14/2020 14:06:59 PM
	Number of Pages 12

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

DIGERATI TECHNOLOGIES, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Corporation hereby designates, creates, authorizes, and provides for the issue of Series C Convertible Preferred Stock, par value $0.001 per share , consisting of one million (1,000,000) shares, having the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions set forth therein.

See attached Certificate of Designation of Series C Convertible Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Nevada Secretary of State Stock Designation
Revised: 1-5-15